Exhibit 10.1

Time Warner Inc. One Time Warner Center New York, NY 10019	America Online, Inc. 22000 AOL Way Dulles, VA 20166
January 17, 2006
America Online Latin America, Inc.
6600 N. Andrews Avenue, Suite 400
Ft. Lauderdale, Florida 33309
Attn: President
Aspen Investments LLC
c/o Finser Corporation
550 Biltmore Way, Suite 900
Coral Gables, FL 33134
Attn: President
Atlantis Investments LLC
c/o Finser Corporation
550 Biltmore Way, Suite 900
Coral Gables, FL 33134
Attn: President
Ladies and Gentlemen:
     The purpose of this letter is to confirm our understandings and agreements relating to the payment of certain post-petition costs and expenses associated with the wind-down of America Online Latin America, Inc. (“AOLA”) and its subsidiaries (the “Wind-Down”).
     As you know, AOLA and certain of its subsidiaries (collectively, the “Debtors”) are debtors in a jointly administered chapter 11 case pending in the United States Bankruptcy Court for the District of Delaware. On or about January 17, 2006, the Debtors intend to file a Joint Plan of Reorganization and Liquidation (the “Plan”) which will provide for the implementation of the Wind-Down. Pursuant to the Wind-Down, certain of AOLA’s non-Debtor subsidiaries, including AOL S. de R.L. de C.V. (“AOL Mexico”) and AOL Brasil Ltda. (“AOL Brazil”), will be liquidated and/or dissolved in accordance with applicable local laws. America Online, Inc. (“AOL”) is expected to incur actual out-of-pocket costs and expenses in assisting AOLA, AOL Mexico and AOL Brazil in their efforts to terminate service, discontinue customers, and shut down operations in connection with the Wind-Down of AOL Mexico and AOL Brazil, as set forth in an estimate delivered by AOL to AOLA (the “Wind-Down Costs”). The parties hereto have agreed that AOL will be reimbursed for the Wind-Down Costs in a manner consistent with the following terms and conditions. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Plan.

     • All payments made by AOL Mexico and/or AOL Brazil to AOL hereunder shall be made free and clear of, and without deduction or withholding for or on account of, any taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority (“Taxes”), excluding any Taxes imposed by the jurisdiction in which AOL is organized or is located, or in which its principal executive office is located or by reason of any connection between the jurisdiction imposing such Tax and AOL other than in connection with AOL having executed, delivered or performed its obligations hereunder or performed activities described herein (“Non-Excluded Taxes”); provided, that if any such Non-Excluded Taxes are required to be withheld from, or otherwise deducted from, any amounts payable to AOL hereunder, the amounts so payable shall be increased as necessary so that after making all required deductions for Non-Excluded Taxes (including deductions applicable to additional sums payable under this paragraph), AOL receives an amount equal to the sum it would have received had no such deductions been made.
     • If any applicable law requires AOL Mexico and/or AOL Brazil to withhold or deduct any amounts from any Wind-Down Costs paid to AOL hereunder, AOL Mexico and/or AOL Brazil shall effect such withholding, remit such amounts to the appropriate governmental authorities and deliver to AOL, within thirty (30) days of payment of such amounts to the governmental authorities, the original or a certified copy of a tax receipt issued by such governmental authority evidencing the payment of any such amounts.
     • AOL Mexico and AOL Brazil shall indemnify AOL, within ten (10) days after written demand therefor, for the full amount of any Non-Excluded Taxes paid by or with respect to AOL on or with respect to any payment by or on account of any obligation of AOL hereunder (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this paragraph) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant governmental authority; provided, that AOL shall cooperate with AOL Mexico and AOL Brazil to contest such Non-Excluded Taxes at the reasonable request of AOL Mexico and/or AOL Brazil.
     • If AOL receives a refund in respect of any amounts paid by AOL Mexico or AOL Brazil hereunder, which refund in the sole discretion of AOL is allocable to such payment, AOL shall promptly notify AOLA of such refund and shall, within fifteen (15) days after receipt, repay such refund and any interest with respect thereto (net of any Taxes payable thereon, taking into account any offsetting deductions, with respect to such refund and interest received with respect thereto) to AOLA net of all out-of-pocket expenses of AOL; provided, that AOLA, upon the request of AOL, agrees to repay the amount paid over to AOLA to AOL in the event that AOL is required to repay such refund and/or interest.
     • Upon reasonable request by AOLA, AOL Mexico or AOL Brazil, and as permitted by applicable law, AOL shall deliver to such party properly completed and executed documentation so as to effectuate the terms of this letter and to permit any payments made hereunder to be made without withholding of Taxes or at a reduced rate.

     • AOL Mexico agrees, and AOLA agrees to cause AOL Mexico, to reimburse AOL in an amount up to $300,000 for Wind-Down Costs incurred by AOL in connection with the shut-down of AOL Mexico (the “AOL Mexico Wind-Down Costs”). AOL will be reimbursed for any AOL Mexico Wind-Down Costs (up to the $300,000 cap) as and when services resulting in AOL Mexico Wind-Down Costs are performed and billed to AOL Mexico. AOL and AOLA agree to cooperate to produce a separate agreement between AOL and AOL Mexico and all other documentation reasonably required to ensure optimal externalization of funds in respect of the payment of the AOL Mexico Wind-Down Costs. AOL agrees to take reasonable commercial efforts to minimize the amount of the AOL Mexico Wind-Down Costs and only to charge AOL Mexico for actual out-of-pocket costs and expenses incurred in connection with the shut-down of AOL Mexico.
     • AOL Brazil agrees, and AOLA agrees to cause AOL Brazil, to reimburse AOL in an amount up to $1,004,000 for Wind-Down Costs incurred by AOL in connection with the shut-down of AOL Brazil (the “AOL Brazil Wind-Down Costs”). AOL will be reimbursed for any AOL Brazil Wind-Down Costs (up to the $1,004,000 cap) as and when services resulting in AOL Brazil Wind-Down Costs are performed and billed to AOL Brazil. AOL and AOLA agree to cooperate to produce a separate agreement between AOL and AOL Brazil and all other documentation reasonably required to ensure optimal externalization of funds in respect of the payment of the AOL Brazil Wind-Down Costs. AOL agrees to take reasonable commercial efforts to minimize the amount of the AOL Brazil Wind-Down Costs and to only charge AOL Brazil for actual out-of-pocket costs and expenses incurred in connection with the shut-down of AOL Brazil and, to the extent AOL’s actual out-of-pocket costs and expenses depend upon negotiations with third parties, to take reasonable commercial efforts to minimize the amount of such costs.
     • To the extent that any payments hereunder have not been paid as and when required by either AOL Mexico or AOL Brazil (the “Unpaid Costs”), AOLA shall pay the amount of the Unpaid Costs to AOL from Available Cash (after payment or reservation of amounts necessary to pay distributions on account of the Series A-1 Beneficial Interests and the Series A-2 Beneficial Interests, if the LLC Option is elected) on a par with amounts payable on account of the Series C Beneficial Interests, at the rate of 50% of such Available Cash to AOL, on the one hand, and 50% of such Available Cash to the holders of the Series C Beneficial Interests, on the other hand, until any such Unpaid Costs are paid in full.
     • Each of AOLA, AOL Mexico and AOL Brazil represents and warrants, severally and not jointly, as to itself and not as to any other entity, that it is duly authorized to execute and deliver this letter agreement and that each of its obligations hereunder are valid, binding and enforceable against it in accordance with its terms, subject to, in the case of (i) AOLA, the occurrence of the Effective Date or entry of an order of the Bankruptcy Court (which may be the Confirmation Order) authorizing this letter agreement, and (ii) AOL Mexico and/or AOL Brazil, applicable foreign exchange regulations and bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting creditors’ rights.

     Please confirm that the foregoing sets forth our agreement by signing and returning to us the duplicate copy of this letter. This letter agreement may be executed in multiple counterparts, any of which may be transmitted by facsimile or by electronic mail in portable document format, and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Very truly yours, TIME WARNER INC.
By:	/s/ Katherine Brown
	Name:	Katherine Brown
	Title:	Vice President

AMERICA ONLINE, INC.
By:	/s/ Steven Swad
	Name:	Steven Swad
	Title:	Chief Financial Officer

Acknowledged and Agreed as of
the date first written above:

AMERICA ONLINE LATIN AMERICA, INC.
By:	/s/ Charles M. Herington
Name:	Charles M. Herington
Title:	President & CEO

AOL S. DE R.L. DE C.V.
By:	/s/ Eduardo A. Escalante
Name:	Eduardo A. Escalante
Title:	President

AOL BRASIL LTDA.
By:	/s/ Milton R. Camargo
Name:	Milton R. Camargo
Title:	President

ASPEN INVESTMENTS L.L.C.
By:	/s/ Cristina Pieretti
Name:	Cristina Pieretti
Title:	Vice President

ATLANTIS INVESTMENTS L.L.C.
By:	/s/ Cristina Pieretti
Name:	Cristina Pieretti
Title:	Vice President